Exhibit 2

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

ANDREW F. CATES

Purchase of Common Stock	9,951	10.0100	03/04/2026

DHIREN R. FONSECA

Purchase of Common Stock	15,676	9.9073	03/04/2026